Exhibit 10.44

OYSTER POINT MARINA PLAZA

Second Amendment to Office Lease

THIS SECOND AMENDMENT TO OFFICE LEASE (the “Second Amendment”) is made and entered into as of January 28, 2015, by and between KASHIWA FUDOSAN AMERICA, INC., a California corporation (“Landlord”) and SUNESIS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

Recitals

A.Landlord and Tenant have heretofore entered into that certain lease dated August 1, 2013 (the “Lease”) for premises described as Suite 400 (the “Premises”), initially containing approximately 15,378 rentable square feet, in the building located at 395 Oyster Point Boulevard, South San Francisco, California (the “Building”), which forms part of the office building complex commonly known as Oyster Point Marina Plaza (the “Complex”).

B.The Lease has heretofore been amended by that certain First Amendment to Office Lease dated as of June 3, 2014 (the “First Amendment”), under which the parties agreed to extend the Term of the Lease through June 30, 2015 and to expand the Premises by the addition thereto of Suite 300 containing approximately 6,105 rentable square feet of space.

C.The parties mutually desire to amend the terms of the Lease to extend its Term and effect certain other related changes, all on and subject to the terms and conditions hereof.

Agreement

Now, therefore, in consideration of the mutual terms and conditions herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1Effect of Amendment.  Landlord and Tenant agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below will be deemed to be part of the Lease and shall supersede, to the extent they differ, any contrary provisions in the Lease.  Terms defined in the Lease and the First Amendment shall have the same meanings in this Second Amendment, unless a different definition is set forth in this Second Amendment.  A true, complete, and correct copy of the Lease is attached hereto as Exhibit A and incorporated herein by reference.

2Effective Date.  The amendments and changes specified in this Second Amendment shall become effective on July 1, 2015 (the “Effective Date”).  Notwithstanding the foregoing, this Second Amendment shall constitute the fully-binding agreement and contract of the parties from and after the date of the parties’ execution and delivery of this Second Amendment to each other.

3Summary Table.  The Table set forth in § 1.2 of the Lease as heretofore amended is hereby superseded and replaced in its entirety by the following table, which shall constitute the Table under§ 1.2 of the Lease for all purposes from and after the Effective Date of this Second Amendment:

Periods	Suite No.	RSF	USF	Monthly Base Rent	Tenant’s Share Bldg	Tenant’s Share Complex	Base Year
July 1, 2015 through December 31, 2015	400	15,378	13,372	$31,524.90	6.608%	3.311%	2014
	300	6,105	5,231	$12,515.25	2.623%	1.314%	2014

In the event of any conflict between the terms contained in the Table and the terms contained in subsequent paragraphs of this Second Amendment, the terms of the Table shall control, except as may be expressly varied in any subsequent paragraphs of this Second Amendment.

4EXTENSION OF LEASE TERM. The Term of the Lease specified in §1.4 of the Lease as heretofore amended is hereby ex tended for an additional period of six (6) months commencing on July 1, 2015, and the Expiration Date of the Lease is hereby amended accordingly to December 31, 2015.

4.1Option to Renew.  Tenant is hereby granted one (1) option to extend (the “Extension Option”) the Term of the Lease with respect to the entire Premises for one (1) additional period of six (6) months (the “Extension Period”).  The Extension Period term shall begin the first day following the Expiration Date as extended hereunder and shall take effect on the same terms and conditions as are in effect under the Lease immediately prior to the first Extension Period, except that the Base Rent specified as to each suite comprising the Premises in the Table above shall be increased to $2.15 per rentable square foot per month.

(a) Exercise of Option.  The Extension Option may be exercised only by (i) delivering in person to Landlord’s Building Manager in the Building Office written notice of Tenant’s irrevocable election to exercise no later than September 1, 2015, and (ii) collecting and retaining in exchange for such notice of exercise an original written receipt therefor signed and dated by Landlord’s Building Manager.  Tenant’s exercise of its Extension Option shall not be effective or valid if there is any deviation in the timing or manner of exercise prescribed herein.

(b) Failure to Exercise.  If Tenant shall fail validly and timely to exercise the Option herein granted, said Option shall terminate and shall be null and void and of no further force and effect.

(c) Default.  Tenant’s exercise of the Option shall, at Landlord’s election, be null and void if Tenant is in Default on the date of Tenant’s notice of exercise or at any time thereafter and prior to commencement of the Extension Period.  Tenant’s exercise of the Extension Option shall not operate to cure any Default by Tenant nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such Default.  If the Lease or Tenant’s right to possession of the Premises shall terminate before Tenant shall have exercised the Extension Option, then immediately upon such termination the Extension Option shall simultaneously terminate and become null and void.

(d) Time.  Time is of the essence of the Ex tension Option granted hereunder.

5Extension Term Base Year. As specified in the Table above, the Base Year for the purposes calculating Tenant’s Share of Increased Operating Expenses and Increased Taxes under Article 4 of the Lease as heretofore amended shall be calendar year 2014 from and after the Effective Date.

6Extension Term Base Rent. The Base Rent for the Premises specified in § 1.5 of the Lease as heretofore a mended shall be the amounts specified as Monthly Base Rent in the Table above for the various periods and spaces set forth in the Table from and after the Effective Date.

7Use of Furniture. Tenant’s right to use the Furniture as set forth in 8 of the First Amendment shall remain unchanged through the Expiration Date as ex tended hereunder.

8Condition of Premises. Tenant shall accept the Premises, any existing Improvements in the Premises, and the Systems and Equipment serving the same in an “as is” condition on the Effective Date, and Landlord shall have no obligation to improve, alter, remodel, or otherwise modify the Premises in connection with Tenant’s continued occupancy of the Premises from and after the July 1, 2015.

9Security Deposit. Tenant’s Security Deposit specified in§ 5.1 of the Lease as heretofore amended shall remain unchanged in consequence of the parties’ execution and delivery of this Second Amendment to each other.

10Access Inspection Disclosure. Pursuant to California Civil Code § 1938, Landlord hereby notifies Tenant that, as of the date of this Second Amendment, the Premises have not undergone inspection by a “Certified Access Specialist” to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code§ 55.53, and the Premises have not been determined to meet all applicable construction-related accessibility standards pursuant to Civil Code§ 55.53.

11No Disclosure. Tenant agrees that it shall not disclose any of the matters set forth in this Second Amendment or disseminate or distribute any information concerning the terms, details, or conditions hereof to any person, firm, or entity without obtaining the express written approval of Landlord.

12Defined Terms. Terms used herein that are defined in the Lease shall have the meanings therein defined, unless a different definition is set forth in this Second Amendment.  In the event of any conflict between the provisions of the Lease, and this Second Amendment, the terms of this Second Amendment shall prevail.

13Survival. Warranties, representations, agreen1ents, and obligations contained in this Second Amendment shall survive the execution and delivery of this Second Amendment and shall survive any and all performances in accordance with this Second Amendment.

14Counterparts. This Second Amendment may be executed in any number of counterparts, which each severally and all together shall constitute one and the same Second Amendment.

15Attorneys’ Fees. If any party obtains a judgement against any other party or parties by reason of breach of this Second Amendment, reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgement against the losing party or parties.

16Successors. This Second Amendment and the terms and provisions hereof shall inure to the benefit of and be binding upon the heirs, successors, and assigns of the parties.

17Authority. Each of the individuals executing this Second Amendment represents and warrants that he or she is authorized to execute this Second Amendment on behalf of the party for whom he or she is executing this Second Amendment and that by his or her signature such party is legally bound by the terms, covenants, and conditions of this Second Amendment.

18Governing Law. This Second Amendment shall be construed and enforced in accordance with the laws of the State of California.

19Continuing Validity of Lease. Except as expressly modified herein, the Lease remains in full force and effect.

20Conflicts. In the event of any conflict between the provisions of the Lease and those of this Second Amendment, the terms and provisions of this Second Amendment shall control.

21Landlord’s Representative. Tenant acknowledges and agrees that, in executing this Second Amendment, TAK Development, Inc., a California corporation, is acting solely in its capacity as Landlord’s authorized attorney-in-fact.  TAK Developn1ent, Inc. is not acquiring or assuming any legal liability or obligation to any other party executing this Second Amendment, and any claim or demand of any such other party arising under or with respect to this Second Amendn1ent shall be n1ade and enforced solely against Landlord.

22Exhibits. The following exhibits have been attached to this Second Amendment by the parties prior to their execution and deliver of the same to each other, which are incorporated herein by reference:

Exhibit A-- The Lease

23Whole Agreement. The mutual obligations of the parties as provided herein are the sole consideration for this Second Amendment, and no representations, promises, or inducements have been made by the parties other than as appear in this Second Amendment, which supersedes any previous negotiations.  There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Second Amendment.  This Second Amendment may not be amended except in writing signed by all the parties.

In witness whereof, the parties have executed this Second Amendment as of the date first above written.

Landlord: KASHIWA FUDOSAN AMERICA, INC., a California corporation By:TAK Development, Inc., a California corporation Its:Attorney-in-Fact By:/s/ Yujin Yamaai Yujin Yamaai, Vice President	Tenant: SUNESIS PHARMACEUTICALS, INC., a California corporation By: /s/ Eric Bjerkholt [name typed] Its:CFO

/s/Robert L. Delsman_	Robert L Delsman Approved as to Legal Form and Sufficiency Berkeley, California 2015.01.28 15:46:17 08’00’